UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2008

Illumina, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30361	33-0804655
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9885 Towne Centre Drive, San Diego, California		92121-1975
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 202-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective May 16, 2008, the 2005 Stock and Incentive Plan (the "2005 Plan") of Illumina, Inc. (the "Company") was amended to increase the maximum number of shares of common stock authorized for issuance under the 2005 Plan by 1,200,000, from 15,142,358 shares to 16,342,358 shares. The Company’s board of directors approved the amendment on March 27, 2008, subject to stockholder approval, which was obtained on May 16, 2008.

The 2005 Plan is administered by the compensation committee of the Company’s board of directors and was established to attract and retain personnel, to provide additional incentive to service providers and to promote the success of the Company’s business. Stock options, restricted stock, restricted stock units, stock appreciation rights and other similar types of awards (including other awards under which recipients are not required to pay any purchase price or exercise price, such as phantom stock rights), as well as cash awards may be granted under the 2005 Plan. Non-statutory stock options and stock awards may be granted under the 2005 Plan to the Company’s or its parent’s or subsidiaries’ employees, directors (including non-employee directors) and consultants. Incentive stock options and cash awards may be granted under the 2005 Plan only to employees of the Company or any of its subsidiaries.

The above description of the amended 2005 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2005 Plan, a copy of which the Company intends to include as an exhibit to its next Quarterly Report to be filed with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.

May 19, 2008	By:	/s/ Christian O. Henry

Name: Christian O. Henry
Title: Senior Vice President and Chief Financial Officer